Exhibit 10.10

Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement (“Agreement”) is effective as of January 28,2018, by and between Paltop Advanced Dental Solutions Ltd., a company organized and existing under the laws of Israel (“Manufacturer”), with its principal place of business at Hashita Str. 5, 30889 Industrial Park Caesarea, Israel and DSI Dental Surgi Import S.L and/or International Training in Oral Implantology and/or CIDESID Centro Internacional De Estudios Superiores E Investigacion Dental, Jointly and severally (“Distributor”), with its principal place of business at Calle Arquitectura 28,08908.Hospitalet de Llobregat Barcelona, Spain

WHEREAS	Manufacturer designs and manufactures dental implants; and

WHEREAS	Distributor desires to market certain Manufacturer products in the Territory (as defined herein); and

WHEREAS	Distributor has thoroughly evaluated the Products (as defined herein) and found them suitable for the purpose of distributing such Products in the Territory; and

WHEREAS	Distributor represents and warrants that it has the appropriate organizational ability and the appropriate manpower to distribute the Products in the Territory, and that it is not working on behalf of any undisclosed persons with respect to matters covered by this Agreement; and

WHEREAS	Manufacturer agrees to appoint Distributor as its Exclusive Distributor in the Territory and Distributor accepts such appointment, all subject to the terms and conditions herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	General

1.1	The preamble to this Agreement and the exhibits attached hereto shall constitute an integral part of the Agreement.

1.2	This agreement come instead of any previous agreement and reflect all updates understanding between the sides.

1.3	Subject to the obligations in this agreement the distributor will be entailed to get [***]% of the actual payments to Paltop from the additional distributer in the other areas of Spain.

During 2018 minimum commission will be EUR [***] and maximum will be the [***]%.

During 2019 minimum commission will be EUR [***] and maximum will be the [***]%.

During 2020 minimum commission will be EUR [***] and maximum will be the [***]%.

1.4

The relationship hereby established is solely that of a buyer and seller, and Distributor is in no way the legal representative or agent of Manufacturer. Distributor shall have no authority, whether express or implied, and may not assume any obligation of any kind, expressed or implied, on behalf of Manufacturer.

1.5

Distributor agrees that, with respect to all matters relating to this Agreement, Distributor shall be deemed to be an independent contractor, and shall bear all of its own expenses in connection with this Agreement. The Distributor will indemnify Manufacturer and hold it harmless from and against any and all costs, claims, damages or liabilities which Manufacturer may suffer or incur as a result of the breach of the Distributor’s obligations, or incur as a result of the Distribution of Manufacturer’s Products by Distributor, whether in accordance with this Agreement or otherwise and whether by negligence or default of Distributor or otherwise.

1.6	Distributor shall not issue or cause to be issued any letters or documents in the name of Manufacturer, but rather shall use its own name for such purposes.

1.7

The “Territory” shall be the geographical borders of Catalonia. In times when the distributor will be the only distributor in Spain the distributor will have the right to sell in all of Spain without any limitations. For exclusivity in all of Spain the sides will agree in the relevant point in time for new minimum quantities.

1.8	The distribution rights granted by this agreement are exclusive.

2.	Products and Prices

2.1

This Agreement applies only to those of Manufacturer products listed in Exhibit “A” attached hereto (“Products”), and which constitutes, as amended, an integral part of this Agreement (“List”). The Distributor will have the same product range as other Distributors of the Manufacturer products.

2.2

Manufacturer, at its sole discretion, may add Products to the List or withdraw Products from the List by giving sixty (60) days’ written notice to Distributor, provided any additions or withdrawals of Products are not disadvantageous to Distributor relative to similarly situated distributors, and are implemented for a necessary purpose in the course of Manufacturer’s normal business operations.

2.3

Distributor will purchase the Products from Manufacturer as per the prices detailed in Exhibit “A” attached hereto, which may be amended from time to time provided any amendment of prices are not disadvantageous to Distributor relative to similarly situated distributors. At the end of each calendar year, the Manufacturer and Distributor will review the market conditions and make mutually agreed-upon pricing adjustments as may be necessary from time to time in order to account for variations in the market and or in manufacturing-related costs.

2.4

Manufacturer reserves the absolute right to modify the price of any or all of its Products, and especially should prices of any Products manufactured by other companies be modified, by giving sixty (60) days prior written notice to Distributor.

2.4.1

Any change in the price of Products shall not affect the price of products for the sale of which a valid order from Distributor has been accepted by Manufacturer pursuant to Article 3 herein, at the time of the said notice.

2.4.2

Orders placed by Distributor which were accepted by Manufacturer pursuant to Article 3 herein, no later than ninety (90) days following the notice of a price change shall be supplied at the prices in effect prior to the said notice.

2.5

Manufacturer will sell the Products to Distributor on an Ex-works basis (Incoterms 2010), except when specifically otherwise agreed in writing by Manufacturer. Manufacturer shall have a security interest in any and all Products for which Manufacturer has not received payment in full, until such payment has been received in full.

3.	Orders of the Products

3.1

Each sale of Product(s) shall be conditional on the submission by Distributor to Manufacturer of a written order. No order shall be binding on Manufacturer until such order has been accepted by Manufacturer in writing.

3.2	During the term of this Agreement, Distributor hereby undertakes to purchase Products from Manufacturer for a total quantity of no less than (the “ Minimum Purchase”).

Minimum Quantity per year will be [***] implants. The minimum value of distributor’s purchase per order is Euro [***]

3.3

In addition to the Minimum purchase, Distributor will order Implants for the courses he conducts in his training center. Upon providing the Manufacturer with the course participants list and the estimated purchase quantity of each participant, the Distributor will receive a special purchase price of Euro [***] for each implant up to [***] implants per year.

4.	Payments

4.1

The payment terms are 60 days net. Manufacturer, at its sole discretion, may accept any other mode of payment. Such acceptance on one or more occasions shall not constitute a waiver of Manufacturer’s rights with respect to future payments.

4.2

The Manufacturer will try to insure the Distributer account in a “Credit risk” insurance policy. The Distributor will cooperate with the insurance company, provide and disclose all the necessary data in order to enable such insurance.

4.3

It is agreed that in any case the Distributors maximum account balance would not exceed the amount of Euro [***] or the total amount insured in the “Credit risk” insurance policy. In case the Distributor will input additional orders he will have to forward payments to the Manufacturer before their due dates in order not to exceed this maximum amount.

4.4

Distributor hereby agrees that, in making any and all payments to Manufacturer under the terms of this Agreement, no deductions for warranty or any other claims against Manufacturer shall be made, unless Distributor receives from Manufacturer prior written approval of the validity of such claim.

4.5

It is understood by the Parties hereto that the ability of Distributor to make the payments contemplated hereunder and the timely payments, are the essence of this Agreement and in the event that Distributor is unable to make the payments in accordance with the terms and conditions of this Agreement, for any reason or cause, including (without limitation) by virtue of any regulation or order of any government authority, Manufacturer may elect to terminate this Agreement as provided in Clause 7 herein.

5.	Distributor’s Undertakings

In addition to any other undertakings and commitments in this Agreement, Distributor agrees and undertakes to:

5.1

Use its best efforts to solicit purchases and increase the sales of the Products. Without derogating from the generality of the above, Distributor shall, at its own expense, establish a fully-trained, adequate and competent sales team and carry out demonstrations of the Products reasonably requested by prospective customers.

5.2	At all times, keep and maintain one month’s worth of inventory of the Products.

5.3

Marketing activities- Distributor undertakes to advertise promote and publicize the Products. Manufacture reserves the right to approve any and all advertising or promotion of the Products. Subject to meeting the minimum purchase quantities, , Manufacturer will Support the Spain marketing activities of the Distributor as describe in exhibit “b” that will update for every year:

5.3.1

5.4	Distributor shall render to Manufacturer a yearly sales forecast. The sales forecast shall be submitted biannually, 30 (thirty) days prior to the beginning of each half year of this Agreement.

5.5

In order of meeting the medical products standards and regulations, the Distributor will keep and maintain true and accurate records of all transactions involving Products, including inventory, purchases, sales and promotion expenditures which records shall be available to Manufacturer for inspection in case he is requested to by regulatory demands. The Distributor Quality Assurance Agreement detailed in Exhibit “C” attached hereto.

5.6

Comply with all governmental laws, regulations and practices with respect to the conduct of Distributor’s business and act consistently with the highest standards of fair trade, fair competition and business ethics.

5.7

Make every reasonable effort to obtain and/or maintain on Manufacturer’s behalf and to the extent permitted in Manufacturer’s name, any necessary registration of the Products with the appropriate agencies of the Government(s) of the Territory and such other governmental licenses, permissions or registrations as may be required from time to time in order to import and sell the Products in the Territory. Upon termination of this Agreement for any reason, Distributor shall take such action, execute such assignments or consents and otherwise do such things as may be reasonably necessary or convenient to permit or facilitate the importation and sale of the Products in the Territory by Manufacturer or any third party designated by Manufacturer. Distributor shall act as provided for in this section promptly, diligently, in full cooperation and in good faith. The existence of any dispute between Manufacturer and Distributor shall not relieve Distributor of its obligation to act as provided for herein.

5.8

Keep confidential and not at any time during the continuance of this Agreement or thereafter disclose to any person or persons any trade secret, manufacturing process or any other confidential information concerning the business or affairs of Manufacturer or an affiliate of Manufacturer or any of its or their dealings or transactions which may have come to its knowledge or its knowledge or is otherwise acquired by it.

5.9	Not make any representation or give any warranty relating to or in connection with the products, except as specifically authorized in writing by Manufacturer.

5.10	Keep records, in accordance with Manufacturer’s forms and procedures, of all customer complaints. Distributor shall report to Manufacturer within a reasonable time of any and all customer complaints.

5.11	Sell only those Products which to continue to conform to the specifications and quality control procedures and have been stored according to proper warehousing practices.

5.12	Refrain from promoting and/or holding and/or selling and/or offering for sale and/or servicing products, whether new or used, which are, or may be considered to be, competitive to the Products.

The obligation described in this section shall apply to Distributor and to any company or individual (i) owning an equity interest in Distributor or (ii) in which Distributor or a person owning an equity interest owns any equity interest, and shall remain in effect during the term of this Agreement.

For the purposes of this subsection 5.12, the expression “equity interest” shall refer to an entity which either directly or indirectly has at least a 10% interest in the Distributor.

5.13

Distributor represents and warrants that neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or constitute a default under any agreement or instrument to which Distributor is a part or by which its property may be affected. Distributor further represents and warrants that it has the corporate power to enter into and carry out its obligations under this Agreement. This Agreement has been duly authorized by Distributor and, when executed, will be a valid and binding obligation of Distributor.

6.	Service and Warranty

6.1

Distributor shall be responsible for all installation, training and service to his customers. Distributor undertakes to provide, at its own cost, such installation, training and service as may be necessary, at the highest possible standards. Without derogating from the generality of the above, Distributor agrees that all support, maintenance and training obligations contained in any trial agreement or maintenance agreement shall be the sole responsibility of Distributor and performed at Distributor’s own cost.

6.2

Manufacturer does not warrant that the functions contained in the Manufacturer’s Products will meet the requirements of end-users or that the operation of Manufacturer’s Products will be uninterrupted or error free.

6.3

Manufacturer warrants that the Products, only if used, installed and maintained according to Manufacturer’s instructions, shall be free from defects in material and/or workmanship. The warranty shall remain in force for a period of 1 (one) year after delivery of the Products by Distributor to end-customers.Upon receiving the failed products together with a filled form stating all the relevant facts, the manufacturer agrees to replace the failed products free of charge.In this respect the Distributer will not bear the costs related to the product liability and warranty.

7.	Term and Termination of Agreement

7.1

The initial term of the Agreement is 10 years commencing on the date first written above. Thereafter, the Agreement shall automatically be renewed for one year periods, unless either Party gives notice of termination at least 60 days prior to the end of the relevant calendar year.

7.2	Notwithstanding Article 7.1 above, this Agreement can be terminated at any time, by a written notice, without liability or judicial intervention, in the event of any of the following:

7.2.1	a delay of more than thirty (30) days in the payment of any amount owed under this Agreement;

7.2.2	a breach of any material provision hereof, which, if curable, is not corrected within thirty (30) days from the date a written notice to cure has been received by the breaching Party;

7.2.3

if a Party becomes insolvent, is declared bankrupt, or enters into any composition or arrangement with its creditors or enters into receivership, dissolution or liquidation except for the purposes of amalgamation or reconstruction; or

7.2.4	If Distributor fails to meet either the Yearly Minimum Purchase as provided herein.

8.	Assignment

8.1	Any party may not assign this Agreement, in whole or in part, without the prior written consent of the other party.

8.2

Distributor may appoint, at its own risk and expense, sub-Distributors for the sale of the Products; provided, however, that such sub-Distributors sign a copy of this Agreement and undertake to be bound by all of Distributor’s undertaking and commitments hereunder. Notwithstanding such signature, Distributor shall not be discharged from any of its obligations herein and shall remain responsible therefore, and Manufacturer shall have no responsibility, liability or duties towards such sub-Distributor.

9.	Copyright Patents, Trademarks, Trade Names

9.1

Distributor hereby acknowledges Manufacturer’s exclusive right, title and interest in and to any and all trademarks and trade names (hereinafter such trademarks and trade names shall be collectively referred to as the “Trademarks”), patents (“Patents”) and copyrights (“Copyrights”) which Manufacturer may have at any time adopted, used, registered or caused to be issued at any location and under the laws of any jurisdiction, and Distributor agrees that it shall not do, or cause to be done, any acts or omissions contesting or in any way impairing or tending to impair any portion of Manufacturer’s right, title and interest in and to the Trademarks, Patents and Copyrights.

9.2

Distributor further acknowledges that, in connection with any reference to the Trademarks, Patents and Copyrights, Distributor shall not in any manner represent that it possesses any ownership interest in the Trademarks, Patents and Copyrights or the registration thereof, nor shall any action taken by Distributor or on Distributor’s behalf create in

Distributor’s favor, or in any third party’s favor, any right, title or interest in and to the Trademarks, Patents and Copyrights.Distributor agrees to give due prominence to the fact that the Trademarks, Patents and Copyrights are the property of Manufacturer and in the event that Distributor refers to the Trademarks, Patents and Copyrights in advertising, promoting or in any other manner so as to identify the Products, Distributor shall clearly indicate Manufacturer’s ownership of the Trademarks, Patents and Copyrights.

9.3

Distributor acknowledges the validity of the Copyrights in any and all written material and/or packaging to which Manufacturer has a claim for copyright protection. Additionally, Distributor recognizes Manufacturer’s exclusive right to own and to seek copyright protection for and/or the registration of copyright of any translation of any and all sales literature, promotional or descriptive material furnished to Distributor by Manufacturer.

9.4	Distributor acknowledges the validity of the Patents in the Products and in any and all other products or items which have been patented by or on behalf of Manufacturer.

9.5

Distributor agrees to render to Manufacturer any and all assistance requested of it by Manufacturer in connection with the protection of the Trademarks, Patents and/or Copyrights, whether such protection is sought in and before any courts, administrative agencies or other such tribunals, and to make promptly available to Manufacturer the Distributor’s representatives, employees, officers, directors, attorneys, agents and sub-Distributors, any files, records, and any other information it possesses or to which it has access which may be of use or may be valid to Manufacturer in such connection.

9.6

Distributor agrees that at no time during the term of this Agreement, nor at any time after this Agreement’s expiration or termination, shall Distributor adopt, register or use in any manner whatsoever, without Manufacturer’s prior written consent, any word, symbol or combination thereof, which in any way imitates, resembles or is similar to the Trademarks nor shall Distributor in any manner whatsoever infringe the Patents and/or violate the Copyrights.

9.7

Distributor agrees that it will in no way alter, deface, remove, cover up or mutilate in any manner whatsoever, any trademark, serial or model number, the word “patent” and/or the patent number, copyright symbol, brand or name which Manufacturer may attach or affix or make a part of the Products.

9.8

Manufacturer shall be at liberty to supply the Products to the Distributor under any name, mark or trademark or get-up device as it may from time to time in its sole discretion determine and Distributor shall be obliged to sell the Products to its customers under such name, mark, trademark or get-up device and shall not alter the presentation of the Products without Manufacturer’s prior written consent. In case of change in the products name, the Distributer will receive a 60 days prior notice from the Manufacturer.

9.9	Distributor will not make, nor allow any third parties to make, any changes or modifications to any Products without Manufacturer’s prior written consent.

10.	Miscellaneous

10.1

All notices required or permitted to be given under this Agreement or other communications relating to this Agreement shall be given by registered air mail, return receipt requested, from either of the parties, shall be deemed received within one (1) week from the date it was sent, at the addresses as provided herein, or by facsimile which shall be deemed received within one (1) working day from the day on which it was sent to the facsimile number as provided herein.

If to Manufacturer—at

Hashita Str. 5, 30889 Industrial Park Caesarea, Israel

Facsimile: +972-4-6275363

If to Distributor—at

10.2

This Agreement represents the entire agreement between the Parties hereto and cancels and supersedes all previous agreements and understandings, whether oral or written, existing at any time and made with Distributor by Manufacturer or any of its affiliates. It is understood and agreed that Distributor does not have any claims against Manufacturer, any of its affiliates or any third party due to the termination of any former agreements and/or understandings relating to the Products.

11.	Mediation

In case of a dispute or claim which is not solved directly by the parties, both parties agree to appoint the Chamber of Commerce in Barcelona as a mediator to help them solve the dispute before addressing it to court.

12.	Applicable Law and Jurisdiction

This Agreement shall be governed by and interpreted under the laws of the State of Israel. The courts of Tel-Aviv, will have sole and exclusive jurisdiction over any dispute or any claim arising out of this Agreement.

IN WITNESS WHEREOF THE PARTIES HAVE DULY EXECUTED, SEALED AND DELIVERED THIS AGREEMENT THIS 28 DAY OF January 2018

PALTOP Advanced Dental Solutions Ltd.

By:	Tal Topaz	By:	DSI
Title:	L.E.O	Title:	PARTNER
Date:	28/1/2018	Date:	28-Jan-2018

Exhibit A

[***]

Exhibit B

[***]

Section 1: Legal bases

1.1

The following clauses cover distribution, quality assurance, service, market observation and reporting requirements as defined in particular, but not exclusively, by the following directives, laws and standards:

1.1.1	The consolidated 11.10.2007 version of the Directive 93/42 EEC of the European Parliament and Council relating to medical products

1.1.2	The Quality System Regulation from the Code of Federal Regulations (Title 21, Part 820), of the US Food and Drug Administration in the 1.4.2010 version

1.1.3	The standard DIN EN ISO 13485:2003-07 + Cor 1. 2009-08 Medical Products -Quality Management Systems—Requirements for Regulatory Purposes

Section 2: Traceability of medical products

2.1

The dealer undertakes to maintain distribution records and retain them at least for the period of time stipulated by the relevant national and international directives and the laws, standards and directives stated in the preamble, but at least for 15 years after last product manufacturing.

2.2

The distribution records must include detailed information necessary to trace the product (Product Part number, Product batch number. Customer name, Customer address, date of sale and delivery to Customer and telephone/fax/email of Customer). The distribution records must make it possible to conduct corrective and preventive measures, as well as recalls. This proof is required solely to carry out measures pursuant to the relevant national and international directives and the laws, standards and directives stated in the preamble and may only be used by the manufacturer for these purposes.

2.3

Recalls. The Parties recognize that it is possible for recalls of the Products to be necessary either through the action or inaction of one of the Parties or per the local laws and regulations in the occurrence of serious adverse events or product defects that could potentially affect public health and safety. The Dealer shall cooperate fully in the handling and disposition of such recall and use its best efforts to act in accordance with Supplier’s instructions, and assist Supplier in collecting any and all Products. Each Party shall act with respect to any recall in compliance with all applicable laws, rules and regulations in the applicable jurisdiction. Each party should have the distribution records of the products manufactured, sold and distributed to each sales entity.

2.4

The dealer undertakes to provide proper storage and shipping conditions to assure product function. The dealer undertakes to ensure the stock with the earliest expiry date is distributed before an identical stock item with a later expiry date is distributed.

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2.5	If the dealer does not fulfill these obligations, he shall not be authorized to market the products or must indemnify the manufacturer against any claims arising from marketing of the products.

Section 3: Market and product observation obligation, obligation to provide instructions, customer complaints and quality control

3.1

The dealer undertakes to observe the market and products in his contractual territory and to give the manufacturer prompt written notification of any non-compliant products, inadequate safety or effectiveness of the products or restrictions in the product’s qualities warranted in the manufacturer’s product information. In order to fulfill these obligations pursuant to respective directives, the dealer undertakes to install an appropriate quality assurance system such that the manufacturer can take it as a basis for analyzing the causes of non-compliant products and develop and implement countermeasures accordingly. Such information must be reported to the manufacturer using the manufacturer’s “QF-85-03-1 rev 2 Customer Complaint Form” form (see Annex I to this agreement).

3.2

To enable the manufacturer to comply with the statutory time-limits for reporting such information pursuant to the laws and directives, the dealer must design an appropriate quality assurance system that enables him to report incidents that have impaired the safety or effectiveness of the product to the manufacturer within three working days. In cases of serious public health threat report should be conducted immediately, but no later than 24 hours after awareness of the threat. Such information must be reported to the manufacturer using the manufacturer’s “QF-85-03-1 rev 2 Customer Complaint Form” form (see Annex I to this agreement).

3.3	Instructions for Use

The distributor is obligated to provide the end user (the dentist) with “Paltop Instruction for Use” doc. No. 11-50026 with each shipment.

When preparing the shipment to the customer, the distributor must verify that one sheet of “instructions for use” in available in with each package.

Paltop will provide the distributor with “instructions for use” sheets free of charge upon demand.

Section 4: National product registrations, regulations and laws

4.1

The dealer shall be responsible for complying with the national directives and laws applicable to distribution of the products in his respective contractual territories. If necessary, he shall obtain the registrations and approvals necessary or expedient for operating the products from the national authorities of his country in consultation with, on behalf of and, if legally permissible, in the name of the manufacturer in his capacity as local agent.

4.2

The dealer must inform the manufacturer in writing of any resultant obligations for the manufacturer, stating the text of the directive or law and where it can be found. The dealer has a duty to inform the manufacturer of such completed measures and their scope and period of validity (e.g. product registrations) and provide the

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manufacturer with the associated proof, such as copies of certificates from public authorities, and, if the manufacturer is the holder of the registration, by means of original documents. Where legally permissible, the dealer assigns all rights from product registrations and product approvals to the manufacturer, who hereby accepts said assignment.

4.3	The dealer is also responsible to inform the manufacturer in writing of any changes in national regulations that may affect the marketing of the products.

Section 6: Changes that must be reported

6.1	The manufacturer undertakes to inform his permanent agencies of changes to the range of products and accessories and all technical information necessary to ensure proper usage of the device.

Section 7: Data security

1.1

The dealer undertakes to maintain confidentiality on all data he receives from manufacturers and purchasers as part of this agreement and also to protect and retain it in accordance with the applicable national data privacy legislation. The data may only be used for the purposes of the agreement and must be retained or made available to the manufacturer for as long as the manufacturer is obliged by the public authorities to save it and for as long as demanded by national data privacy regulations.

Section 8: Termination of the business relationship

8.1

Since the regulatory and statutory obligations specified in Sections 2 and 3 do not end when the business relationship between the manufacturer and dealer ends, they must be assigned before the business relationship ends.

8.2

Consequently, the dealer undertakes to hand over all his customer-related and product quality-related data and records to the manufacturer which the latter requires to continue to fulfill his obligations under Sections 2 and 3 (hereinafter referred to as data) when the business relationship between the dealer and manufacturer ends.

8.3

Alternatively, the data can also be passed on to a legal successor of the dealer, provided this company is reliable and has the experience, organizational structures and trained experts required to distribute medical products in order to enter fully into the obligations on the dealer under this agreement. The manufacturer must be informed in writing of the assignment of the obligations under this agreement and the necessary data at least 3 months beforehand. If one or more of the above qualifications is not met, the manufacturer shall have the right to refuse to allow the dealer’s legal successor to assume the obligations under this agreement and to refrain from initiating a business relationship relating to further distribution of the products through the dealer’s legal successor. In this case, the dealer must surrender the data directly to the manufacturer. In addition, the legal successor must conclude a similar agreement to this one with the manufacturer. The dealer shall transfer the data to its legal successor only after said agreement has been concluded between the legal successor and the manufacturer. Otherwise, the dealer must surrender the data directly to the manufacturer.

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8.4	The data to be handed over by the dealer may be used only for the purposes specified in Sections 2 and 3 of this agreement, but not for distribution purposes.

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Annex I

Paltop’s Customer Complaint Form

Paltop’s Implant Return Form

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Distributor Quality Assurance Agreement Annex

Paltop Advanced Dental Solutions Ltd

PRODUCT: PALTOP DENTAL IMPLANT SYSTEM DISTRIBUTOR: Name: Title: Signature: Date:

Addition to Section 3: Market and product observation obligation, obligation to provide instructions, customer complaints and quality control

Per requirements of TUV Rheinland Notified Body

7.1

The dealer undertakes to observe the market and products in his contractual territory and to give the manufacturer prompt written notification of any non-compliant products, inadequate safety or effectiveness of the products or restrictions in the product’s qualities warranted in the manufacturer’s product information. In order to fulfill these obligations pursuant to respective directives, the dealer undertakes to install an appropriate quality assurance system such that the manufacturer can take it as a basis for analyzing the causes of non-compliant products and develop and implement countermeasures accordingly. Such information must be reported to the manufacturer using the manufacturer’s “QF-85-03-1 rev 2 Customer Complaint Form” form (see Annex I to this agreement).

7.2

To enable the manufacturer to comply with the statutory time-limits for reporting such information pursuant to the laws and directives, the dealer must design an appropriate quality assurance system that enables him to report incidents that have impaired the safety or effectiveness of the product to the manufacturer within three working days. In cases of serious public health threat report should be conducted immediately, but no later than 24 hours after awareness Of the threat. Such information must be reported to the manufacturer using the manufacturer’s “QF-85-03-1 rev 2 Customer Complaint Form” form (see Annex I to this agreement).

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Paltop Guarantee

1.	Guarantee’s beneficiary and scope

This guarantee (the “Paltop Guarantee” as defined below) from Paltop Advanced Dental Solution Ltd (Paltop) applies to the Paltop dental products in favor of the attending physician/dentist only (the “User”). Third parties, particularly patients or intermediate suppliers, may not derive any rights from this Paltop Guarantee. The Paltop Guarantee covers only the replacement of Paltop Products and not any associated costs of the User or the patient (including the cost of the dental treatment for the performance of such replacement).

2.	Paltop Products Covered by the Paltop Guarantee

Implants:

Lifetime guarantee period: free of charge replacement of implant with equivalent implant for implant that falls to properly remain In the bone (the only possible change may be related to its diameter and/or length).

Abutment attached to an Implant:

10 year guarantee period: free of charge Replacement of any non-temporary and non-provisional abutment with equivalent abutment for abutment that had a mechanical failure (Excluding normal wear to overdenture attachments).

“Free of charge” = including the costs of shipment.

3.	Guarantee conditions

Paltop hereby guarantees that, if any Paltop Product is defective as a result of a failure of the material strength and/or stability of the Paltop Product during the guarantee periods set out in section 2, Paltop will replace the Paltop Product with the same or substantially equivalent product, all as set out in Section 2 above. The guarantee periods shall commence at the time of treatment with a Paltop Product by the User; provided however that the following guarantee conditions are individually and collectively met and documented:

3.1	Paltop Products have been used exclusively and not in combination with any other manufacturer’s products;

3.2

Compliance with and application of Paltop’s instructions (including but not limited to, the instructions for use) valid at the time of treatment as well as recognized dental procedures, during and after the treatment;

3.3	Good oral hygiene of the patient as monitored by the User;

3.4	No guarantee case resulting from an accident, a trauma or any other damage caused by the patient or a third party;

3.5	The Product wasn’t specially modified at the request of the User or by the User, and wasn’t manufactured individually for the User.

3.6	Filing of a completed and signed claim form not later than three months after a guarantee case arises;

3.7	Return to Paltop of the Paltop Products in sterilized condition, disinfected if appropriate or as indicated in the instructions for use;

4.	Limits and limitations

This Paltop Guarantee is the only guarantee provided by Paltop. It does not derogate from the warranty rights, if any, conferred under the sales agreement between the User and its supplier. The User remains free to claim rights from its supplier.

PALTOP HEREBY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED AND PALTOP HEREBY EXCLUDES ANY LIABILITY FOR LOST EARNINGS AND DIRECT OR INDIRECT DAMAGES AS WELL AS COLLATERAL AND CONSEQUENTIAL DAMAGES, DIRECTLY OR INDIRECTLY RELATED TO PALTOP PRODUCTS, SERVICES OR INFORMATION,

In case one of the Products that is to be replaced under the Paltop Guarantee Is no longer commercially available, an alternative solution shall bo offered by Paltop, which shall be the exclusive remedy in such case.

5.	Guarantee territory

This Paltop Guarantee applies worldwide to Paltop Products if purchased from Paltop and/or any of its affiliated companies or from an official Paltop distributor.

6.	Modification or termination

Paltop may modify or terminate this Paltop Guarantee at any time In whole or In part, for any reason whatsoever. Changes to or the termination of the Paltop Guarantee will not affect the guarantee given under this Paltop Guarantee for Paltop Products installed prior to the date of the change or termination.